                                                                  EXHIBIT 23.3


                    Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" and the incorporation by reference in the Registration Statement (Form S-4) of Iron Mountain Incorporated of our report dated February 21, 1997, with respect to the consolidated financial statements of HIMSCORP, Inc. and Subsidiaries as of December 31, 1995 and 1996 and for the period from February 1, 1995 (commencement of operations) to December 31, 1995 and for the year ended December 31, 1996 included in the Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997 filed by Iron Mountain Incorporated with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP


Chicago, Illinois
July 2, 1999